Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in Registration Statements No. 333-158484 on Form S-3 and No. 333-60810 and 333-127495 on Form S-8 of our report dated February 28, 2013, relating to the consolidated financial statements of California Water Service Group and the effectiveness of California Water Service Group's internal control over financial reporting, appearing in this Annual Report on Form 10-K of California Water Service Group for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

San Francisco, California
February 28, 2013